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Exhibit 21.1

Isis Pharmaceuticals, Inc.
List of Subsidiaries

Isis Pharmaceuticals, Inc has the following subsidiaries:

Name	Organized under the laws of	Percentage of voting securities owned by immediate parent
HepaSense, Ltd.	Bermuda	80.10
Orasense, Ltd.	Bermuda	80.10

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Exhibit 21.1